Exhibit E

                             OPERATING AGREEMENT OF
                            MADISON RUN HOLDINGS, LLC

                   THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement") of MADISON RUN HOLDINGS, LLC (the "Company") is effective as of this 10th day of May, 2004.

                  1. FORMATION OF LIMITED LIABILITY COMPANY. The Company was formed as a limited liability company on May 5, 2004 pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. ss.ss.18-101 et seq.), as amended from time to time (the "Act"). The rights and obligations of the Managing Member of the Company and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the "Operating Agreement" of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

                  2. MEMBERS. G. Stewart Hall (the "Member"), is the sole member and manager (the "Managing Member") of the Company and owns a one hundred (100%) percent ownership interest in the Company.

                  3. PURPOSE. The Company is organized for the purposes of engaging in any and all activities permitted by law including acting as the General Manager for Madison Run, LLC and directly or indirectly purchasing, acquiring, selling, owning, trading in, holding, investing in, managing and otherwise dealing in and with marketable securities, and engaging in any and all business, transactions and activities which are incidental or related thereto to the fullest extent permitted by law.

                  4. NAME. The name of the Company shall be "Madison Run Holdings, LLC".

                  5. REGISTERED AGENT AND PRINCIPAL OFFICE. The registered office and registered agent of the Company in the State of Delaware shall be as the Managing Member may designate from time to time. The Company may have such other offices as the Managing Member may designate from time to time. The mailing address of the Company shall be c/o G. Stewart Hall, 1331 H St. NW 12th Floor WDC, 20005.

                  6. TERM OF COMPANY. The Company shall commence on the date the Certificate of Formation for the Company is properly filed with the Secretary of State of the State of Delaware and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following its dissolution.


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                  7. MANAGEMENT OF COMPANY. All decisions relating to the
business, affairs and properties of the Company shall be made by the Managing Member of the Company. The Managing Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Managing Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the "Officers"). The Officers shall serve at the pleasure of the Managing Member. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the member to cease to be a Member.

                  8. DISTRIBUTIONS. Each distribution of cash or other property by the Company shall be made One Hundred (100%) Percent to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated One Hundred (100%) Percent to the Member.

                  9. CAPITAL ACCOUNTS AND TAX MATTERS. A capital account shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). The Member intends that the Company not be treated as an association for Federal Income Tax purposes. The Member shall act as the "tax matters partner" within the meaning of the Internal Revenue Code.

                  10. DISSOLUTION AND WINDING UP. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Managing Member.

                  11. AMENDMENTS. This Agreement may be amended or modified from time to time by a written instrument executed by the Managing Member.

                  12. GOVERNING LAW. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.




                            [Signature page follows]


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                           IN WITNESS WHEREOF, the Member has duly executed this
Agreement to be effective as of the date set forth above.



                           MEMBER AND MANAGING MEMBER:

                           /s/ G. Stewart Hall
                           ----------------------------------------------------
                           G. Stewart Hall